UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 25, 2024

CLENE INC.
(Exact name of registrant as specified in its charter)

Delaware	001-39834	85-2828339
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

6550 South Millrock Drive, Suite G50 Salt Lake City, Utah		84121
(Address of principal executive offices)		(Zip Code)
(801) 676-9695
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	CLNN	The Nasdaq Capital Market
Warrants, to acquire one-half of one share of Common Stock for $11.50 per share	CLNNW	The Nasdaq Capital Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On April 25, 2024, Clene Inc. and its wholly owned subsidiary, Clene Nanomedicine, Inc. (together with Clene Inc. and its other subsidiaries, the “Company”), entered into an amended and restated exclusive supply agreement (the “Supply Agreement”) and an amended and restated license agreement (the “License Agreement” and, collectively with the Supply Agreement, the “Amended 4Life Agreements”) with 4Life Research, LLC (“4Life”), an international supplier of health supplements, stockholder, and related party. The Company and 4Life originally entered into the 4Life Agreements in August 2018.

Supply Agreement

Pursuant to the Supply Agreement, 4Life, or its affiliates and mutually-agreed upon manufacturing vendors (the “Buyer Purchasing Parties”), shall purchase certain dietary supplement and non-pharmaceutical products (the “Licensed Products”) exclusively from the Company, and the Company shall exclusively sell the Licensed Products to the Buyer Purchasing Parties. The purchase price of Licensed Products shall be equal to the Company’s cost plus twenty percent (20%).

4Life must sell certain amounts of Licensed Products for the calendar years beginning in 2024 and extending through 2033 (the “Minimum Sales Commitment”), with Minimum Sales Commitments for years subsequent to 2033, if applicable, to be negotiated between the Company and 4Life. The Company may permanently convert 4Life’s exclusive rights to purchase Licensed Products to non-exclusive rights if: (i) 4Life fails to achieve the Minimum Sales Commitment for any two consecutive years, and (ii) 4Life fails to pay additional royalty fees to maintain exclusivity (as set forth under “License Agreement” below) (the “Exclusivity Provision”).

The term of the Supply Agreement will continue until December 31, 2033 but may be terminated by the Company or 4Life upon certain uncured material breaches, insolvency, or other bankruptcy-related proceedings. Additionally, 4Life may terminate the Supply Agreement if the Company fails to provide reasonable assurance of its capability to perform its obligations under the Supply Agreement upon request from 4Life, or if the Company fails to provide adequate notice to 4Life of a change in control of the Company. The Supply Agreement will also contemporaneously terminate if the License Agreement terminates.

License Agreement

Pursuant to the License Agreement, the Company granted to 4Life an exclusive, royalty bearing license to use, sell, and commercialize the Licensed Products. On a quarterly basis, 4Life shall pay the Company a royalty rate of 3% of the incremental sales of Licensed Products, which is equal to the lesser of (a) the increase in net sales for the quarter over a base period quarter as determined in the License Agreement, or (b) net sales.

If 4Life fails to meet the Exclusivity Provision, 4Life may continue to maintain exclusivity by paying the Company the difference between (a) the royalty fee that would otherwise have been earned by the Company if 4Life had met the Minimum Sales Commitment and (b) actual royalties paid to the Company. However, notwithstanding any other provisions of the License Agreement, on or after January 1, 2027, the Company shall be permitted to sell Licensed Products through third party retail outlets or via its own websites.

The term of the License Agreement will continue until December 31, 2033, unless earlier terminated by (a) mutual agreement of the parties, (b) material breach by one of the parties, (c) cross termination of either the Supply Agreement or License Agreement, or (d) either party electing to terminate due to the filing of a petition for bankruptcy or a determination of insolvency of the other party. The Amended 4Life Agreements will be renewable for additional five-year terms upon mutual agreement of the parties.

The foregoing descriptions of the Supply Agreement and the License Agreement do not purport to be complete and are qualified in their entirety by reference to the text of the Supply Agreement and the License Agreement, which are filed as Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Description
10.1*	Amended and Restated Exclusive Supply Agreement, dated April 25, 2024, between Clene Nanomedicine, Inc. and 4Life Research, LLC.
10.2*	Amended and Restated License Agreement, dated April 25, 2024, between Clene Nanomedicine, Inc. and 4Life Research, LLC.
104	Cover Page Interactive Data File (formatted as Inline XBRL).

*
Schedules and similar attachments to this exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. We agree to furnish supplementally a copy of such omitted materials to the SEC upon request.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CLENE INC.

Date: April 26, 2024	By:	/s/ Robert Etherington
Robert Etherington
President and Chief Executive Officer

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